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                                                                     Exhibit 5.1


     Mail-Well, Inc.
     23 Inverness Way, Suite 160
     Englewood, Colorado 80112


     Ladies and Gentlemen:

          You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is expected to be filed by Mail-Well, Inc. (the "Company") on or about September 12, 1997, with respect to the offer and sale of 36,531 shares of common stock, $0.01 par value, issued pursuant to that certain Stock Purchase Agreement dated July 11, 1997 between the Company and Edward R. Whitehead, as described in the Registration Statement.

          We have reviewed such corporate documents and have made such investigation of Colorado law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that the shares referred to above have been duly authorized and issued, and are fully paid and nonassessable.


                    Sincerely yours,

                    ROTHGERBER, APPEL, POWERS & JOHNSON LLP


                    /s/ Rothgerber, Appel, Powers & Johnson LLP